CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the references to our firm in the Registration Statement on Form N-1A of the Mutual Fund Series Trust and to the use of our report dated September 8, 2016 on the financial statements and financial highlights of Catalyst Insider Long/Short Fund, Catalyst Intelligent Alternative Fund, Catalyst Hedged Futures Strategy Fund, Catalyst Time Value Trading Fund, Catalyst Exceed Defined Risk Fund, Catalyst Macro Strategy Fund, Catalyst/Auctos Multi-Strategy Fund, Catalyst Hedged Commodity Strategy Fund, and Catalyst/Millburn Hedge Strategy Fund, each a series of shares of beneficial interest in Mutual Fund Series Trust. Such financial statements and financial highlights appear in the June 30, 2016 Annual Report to Shareholders which is incorporated by reference into the Statement of Additional Information.

BBD, LLP

Philadelphia, Pennsylvania

April 5, 2017